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                                                                    EXHIBIT 10.2

                         AGREEMENT AND GENERAL RELEASE


         THIS AGREEMENT AND GENERAL RELEASE ("Agreement") is made and entered into by and between Delta Air Lines, Inc. (hereinafter referred to as "Delta") and Thomas J. Roeck, Jr. (hereinafter referred to as "Executive").
                              W I T N E S S E T H:

         WHEREAS, Executive has decided to retire from employment with Delta; and

         WHEREAS, Executive and Delta are entering into this Agreement to resolve all outstanding issues and matters of every type and description between Executive, on the one hand, and Delta and its officers, directors, fiduciaries, and employees, on the other.

         NOW, THEREFORE, in consideration of the premises and mutual promises and agreements herein contained, IT IS AGREED AS FOLLOWS:

         1. Effective December 1, 1997, Executive retired from employment with Delta and has resigned from all other positions with Delta's subsidiaries and affiliates.

         2. Executive represents and agrees that he has had a full and adequate opportunity to discuss and consider this Agreement and all claims and contentions he has with respect to this matter. Further, Executive represents and agrees that: (1) this Agreement is written in a manner that he understands;
(2) this Agreement and the promises made in this Agreement by Executive


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are granted in exchange for consideration which is in addition to anything of value to which Executive is otherwise entitled; (3) Executive has been advised and has had an opportunity to consult with (and has consulted with) an attorney prior to deciding whether to enter into this Agreement; and (4) Executive has been given at least twenty-one (21) days within which to consider this Agreement.

         3. Delta and Executive represent and acknowledge that in executing this Agreement, they did not rely upon and have not relied upon any written or oral representations or statements not expressly a part hereof that have been made by any party to this Agreement, or by the agents, representatives, or attorneys of any party with regard to the subject matter, basis, or effect of this Agreement. This document embodies the entire agreement of the parties with respect to the subject matter hereof. All statements and writings which pre-date the execution hereof are superseded hereby.

         4. In exchange for the consideration provided by Delta pursuant to this Agreement, Executive further enters into the following release (hereinafter the "General Release"):

            (a) Except for the rights and obligations expressly provided by or arising under this Agreement, or under or pursuant to Delta sponsored or established benefits and plans, Executive hereby releases, acquits, withdraws, retracts and forever discharges any and all claims, manner of actions, causes of

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action, in law or in equity, suits, judgments, debts, liens, contracts, agreements, promises, liabilities, demands, damages, losses, costs, expenses or disputes, known or unknown, fixed or contingent, which he now has or may have hereafter, directly or indirectly, personally or in a representative capacity, against Delta, and its predecessors, successors, administrators, fiduciaries, officers, (including its Chairman of the Board, Chief Executive Officer, Chief Operating Officer, and all Executive and Senior Vice Presidents), directors, shareholders, representatives, agents, employees, and all persons acting through or in connection with Delta, by reason of any act, omission, matter, cause or thing whatsoever, from the beginning of time to, and including, the date of execution of this Agreement. This General Release includes, but is not limited to, all claims, manner of actions, causes of action in law or in equity, suits, judgments, debts, liens, contracts, agreements, promises, liabilities, demands, damages, losses, costs, expenses or disputes, known or unknown, fixed or contingent, which arise under Title VII of the Civil Rights Act of 1964, as amended; The Age Discrimination in Employment Act of 1967, as amended; The Americans with Disabilities Act; The Rehabilitation Act of 1973, as amended; The Family and Medical Leave Act; 42 U.S.C. Sections 1981 through 1988; any other federal, state or local statute, ordinance, and law respecting discriminatory hiring or employment practices or civil rights laws based on protected class status; common law claims for intentional or negligent infliction of

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emotional distress, defamation, negligent hiring, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, wrongful termination of employment, interference with prospective economic advantage, violation of civil rights and all other claims of every type or nature including any claims for attorneys' fees (other than as set forth in Paragraph 5.f. of this Agreement). The parties intend that this release shall discharge all claims against the released parties to the extent permitted by law.

         5. Eight (8) days following Delta's receipt of a fully executed copy of this Agreement and the passage of the seven (7) day waiting and rescission period provided for by Paragraph 15 hereof, but no earlier than January 5, 1998 (the "Effective Date"), Delta will (so long as Executive has not exercised his rescission rights hereunder) provide Executive with, or make arrangements for, subject to withholding and other taxes and deductions as provided for by law, the following:
                  a. A lump sum severance payment of One Million Two Hundred Ninety-Four Thousand Five Hundred Ninety-Four Dollars and Ninety-Eight Cents ($1,294,594.98), which shall not be included in "Earnings" under any Delta sponsored benefit plan.

                  b. For purposes of calculating Executive's "Supplemental Retirement Income" payable under Section 3 of the Excess Benefit Agreement between Executive and Delta dated November 11, 1991 (the "Excess Benefit Agreement") and


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         for purposes of calculating the "Supplemental Monthly Survivor Income"
         under Section 5 of the Excess Benefit Agreement, Executive shall be credited with an additional five years of "Credited Service" as that term is defined in the Delta Family-Care Retirement Plan and the Delta Family- Care Disability and Survivorship Plan. In no event, however, shall any amount payable as the result of this additional service credit be paid from Delta's qualified plans. Further, Executive shall be credited with five (5) additional years of service for purposes of calculating any service related premium which may be payable under the Delta Family-Care Medical Plan or any successor plan, and any extra amount that may be payable to Executive as a result of such additional years of service may be paid from the Delta Supplemental Excess
         Benefit Plan.

                  c. For purposes of Delta's Officer Life Insurance Program, Executive shall be deemed to have retired at age 65 such that Executive shall receive continued group life insurance coverage until June 30, 1998 in the amount of $610,000, and effective July 1, 1998, Delta shall provide Executive with a paid up single premium life insurance policy with a face value death benefit of $610,000.

                  d. Executive's existing stock options covering a total of 151,800 shares of common stock of Delta, and his restricted stock award covering a total of approximately 2,417 shares, each as of November 30, 1997 under Delta's


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         1989 Stock Incentive Plan (as amended through October 23, 1997) (the
         "Stock Incentive Plan") and the award agreements issued to Executive thereunder, shall continue in accordance with their terms as applicable to Executive's retirement; provided, however, that for all purposes of the Stock Incentive Plan and the award agreements thereunder, Executive's retirement in accordance with this Agreement shall be deemed retirement at Executive's normal retirement date (as defined under the Stock Incentive Plan and the award agreements).

                 e. Provide first-class, positive space transportation privileges on Delta's system to Executive and his spouse during his lifetime, but only if within three (3) years from the date hereof (1) Delta adopts a program generally providing such privileges to Senior Vice Presidents who retire prior to age 65, or (2) Delta provides such privileges to any retired Senior Vice President or Executive Vice President who retires prior to age 65.

                  f. Payment of the reasonable attorneys fees and expenses not to exceed Ten Thousand Dollars ($10,000.00) to Executive's legal counsel, Arnall, Golden & Gregory, for its services in connection with the provision of advice to Executive and preparation of this Agreement.

                  g. Except as provided by Paragraphs (a) through (f) of this Paragraph 5, it is agreed that as of December 1, 1997, Executive shall be entitled to no other payment,


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         benefits or perquisites from Delta or any of its subsidiaries on account of his former employment by, or his retirement from, Delta and its subsidiaries, except as a retiree under Delta sponsored benefit programs or plans and except as set forth in the Excess Benefit Agreement as may be modified by this Agreement.

                  h. Delta represents that all approvals or other actions required by its Stock Incentive Plan and Awards Agreements to effectuate the provisions hereof have been or will be obtained prior to the Effective Date, and that the members of the Personnel & Compensation Committee of Delta's Board of Directors providing such approvals are not employees of Delta.

         The monies and benefits received under this Agreement shall include all attorneys' fees and costs of every type and description. Executive agrees that such payments constitute full and adequate consideration for the agreements and obligations of Executive as set forth herein, and agrees that there are no additional sums owed to Executive by virtue of his employment with Delta, including but not limited to unreimbursed costs or expenses incurred by Executive on behalf of Delta. This Agreement shall supersede the Executive Retention Protection Agreement dated as of August 1, 1997 between Delta and Executive, which Executive Retention Protection Agreement shall have no further force or effect.

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         6. Executive acknowledges that Delta has separately bargained for and paid additional consideration for the restrictive covenants provided for herein, and that Delta will provide certain benefits to Executive hereunder in reliance upon such covenants, in view of the unique and essential nature of the services Executive has performed on behalf of Delta, the unique and strategically critical knowledge and information Executive has accumulated during his service to Delta, and the irreparable injury that would befall Delta should Executive breach such covenants. Executive's services have been of a special, unique and extraordinary character, and his position with Delta has placed him in a position of confidence and trust with employees of Delta and its subsidiaries and with Delta's other constituencies and has allowed him access to confidential and proprietary information concerning Delta and its subsidiaries. Moreover, the business of Delta has expanded into and now includes air transportation services to and from major markets throughout the world. All such markets are either now actively served by Delta or are under active and ongoing study with respect to possible expansion, an ongoing process of expansion in which Executive was involved. Accordingly, the types, periods and geographic scope of the restrictions imposed by the covenants in this Paragraph 6 are fair and reasonable in light of Executive's positions as recited above and the character of Executive's services, and such restrictions will not prevent Executive from earning a livelihood, especially in view of the


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substantial compensation to be paid hereunder for these covenants.

                  (a) During the term of Executive's employment with Delta, Executive has also acquired knowledge of confidential and proprietary information regarding, among other things, Delta's present and future operations, its customers and suppliers, pricing strategies, its compensation and incentive programs for employees and the methods used by Delta and its employees. Executive hereby agrees that he will hold in a fiduciary capacity for the benefit of Delta, and shall not directly or indirectly use or disclose, any Trade Secret, as defined hereinafter, that Executive may have acquired during the term of his employment by Delta for so long as such information remains a Trade Secret. The term "Trade Secret" as used in this Agreement shall mean information including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which:

         (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

         (2) is the subject of reasonable efforts by Delta to maintain its secrecy.


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                  (b) Until December 1, 2000, Executive will hold in a
fiduciary capacity for the benefit of Delta, and shall not directly or indirectly use or disclose, any Confidential or Proprietary Information, as defined hereinafter, that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive was authorized to have access to such Information) during the term of, in the course of, or as a result of his employment by Delta. Subject to the provisions set forth below, the term "Confidential or Proprietary Information" as used in this Agreement means the following secret, confidential and proprietary information of Delta not otherwise included in the definition of "Trade Secret" above: all marketing and sales strategies, all pricing information, all financial and product development plans, all compensation and incentive programs for employees and all lists of actual or potential customers or suppliers maintained by Delta. The term "Confidential and Proprietary Information" does not include information that has become generally available to the public by the act of one who has the right to disclose such information.

                  (c) Until December 1, 1999, Executive shall not, directly or indirectly, provide management or executive services (whether as a consultant, adviser, officer or director) to any of the following companies or their majority-owned subsidiaries or affiliates (or any successor to the air transportation business thereof): AMR Corporation, Continental Airlines, Inc., Northwest Airlines Corporation, Southwest Airlines Co., Trans World


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Airlines, Inc., UAL Corporation, AirTran Airlines, Inc., and US Airways Group,
Inc.; it being understood that each of the foregoing companies or their majority-owned subsidiaries or affiliates participates in the air transportation business in direct and substantial competition with Delta; provided, however, that the provisions of this paragraph shall not prevent Executive from owning any debt securities of, or less than five percent (5%) of any class of equity security of, any such company if such security is registered under Section 12 of the Securities Exchange Act of 1934, as amended. The restrictions contained in this subsection shall replace and supersede the restrictions of Section 8 of the Excess Benefit Agreement.

                  (d) Until December 1, 1999, Executive shall not solicit or advise any person who is at the time an employee of Delta or any of its subsidiaries at the management or executive level to accept employment with or to provide his services to any other company or enterprise (including, without limitation, any non-profit or governmental enterprise or body).

                  (e) Executive agrees and acknowledges that, if a violation of any covenant contained in this Paragraph 6 occurs or is threatened, such violation or threatened violation will cause irreparable injury to Delta, that the remedy at law for any such violation or threatened violation will be inadequate and that Delta shall be entitled to appropriate equitable relief.

         7. Executive agrees and covenants that he shall, to the extent requested in writing and reasonable under all


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circumstances, cooperate with and serve in any capacity requested by Delta in any pending or future litigation in which Delta is a party, and regarding which Executive, by virtue of his employment with Delta, has knowledge or information relevant to said litigation, including, but not limited to, acting as the Delta representative, on behalf of Delta, in any said litigation.

         8. Nothing in the within Agreement should be construed as a release by Executive of, or an agreement by Executive not to bring, a legal proceeding on any matter, cause, acts, conduct, claims, or events which may occur after the Effective Date of this Agreement.

         9. (a) Executive agrees that the nature, terms, conditions, and substance of this Agreement, including specifically but without limitation the payments and consideration provided to Executive hereby, are strictly confidential and shall be kept confidential by him and all of his agents, representatives, employees, attorneys and spouses and shall not be disclosed at any time to any other person or entity whomsoever without the prior written consent of Delta, except to the extent Delta intentionally places the terms hereof in the public domain or such information becomes public through no act of Executive and except as to the amounts which may be disclosed by Executive:
(1) as necessary in the course of preparing and filing appropriate tax returns or dealing with federal or state taxing or other governmental authorities; and
(2) in the

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performance of personal or business financial planning. In addition, any term hereof may be disclosed during any lawsuit or other proceeding brought to enforce the terms of this Agreement or as required pursuant to legal subpoena or court order. It is expressly understood, however, that it is Delta's intent to strictly enforce the terms of this confidentiality provision and that it intends to exercise all of its rights to the extent provided by the law if there is a breach of this provision of this Agreement.

                 (b) Executive agrees that upon the receipt of a subpoena or other legal request for information contained in or regarding the nature, terms, conditions, or substance of this Agreement, Executive shall promptly notify Delta in writing of such request and shall give Delta the opportunity to object to the disclosure of such information before responding to any such request. Such written notification shall be sent to Delta as specified in Paragraph 15.

                  (c) In the event Executive violates the provisions set forth in this Section, Executive specifically agrees that Delta shall have no adequate remedy at law for a breach thereof and will be entitled to declaratory and injunctive relief against Executive to remedy any breach of the terms of this Section.

         10. This Agreement may be amended or modified only by a written instrument, signed by Delta and Executive, that expressly sets forth the parties intention to amend or modify this


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Agreement. No condition, term, or provision of this Agreement may be waived by any party except in a writing, signed by the party or its authorized representative, that expressly sets forth the party's intention to waive a condition, term or provision of this Agreement.

         11. This Agreement shall not be used in any proceeding or for any other purpose, except to enforce provisions of the Agreement. All negotiations, proceedings and statements made in connection herewith shall be without prejudice to any person or party hereto, shall not be deemed or construed to be admissions by any party of any act, omission, matter or proposition, and shall not be used in any manner or for any purpose in any proceeding or for any other purpose. Delta and Executive further agree and acknowledge that this Agreement is the result of a compromise and shall never at any time for any purpose be construed as an admission by Delta of any liability. Delta specifically disclaims any liability to Executive or to any other person or entity.

         12. The provisions of this Agreement shall not be severable, one from the other, except that the releases granted in Paragraph 4 shall be severable from all other provisions of this Agreement, and enforceable in accordance with their terms, notwithstanding the invalidity or unenforceability of any other provision of this Agreement.

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         13. Executive acknowledges, warrants and represents that this
Agreement is executed by him knowingly and voluntarily, and that he has not been coerced in any way to execute this Agreement. Executive acknowledges, warrants and represents that his decision to execute this Agreement is not based upon any representations or statements of any kind by any person or party as to the merits, legal liability or value of the claims he may have or may have had. Executive also acknowledges, warrants and represents that no promise or inducement has been offered or made except as herein set forth.

         14. This Agreement is executed with the full knowledge and understanding on the part of Executive that there may be issues, actions, claims, and matters which are not now known, and that any payment or benefits conferred herein to Executive in consideration of this Agreement are accepted as final. Executive further agrees and represents that it is within his contemplation that he may have claims against Delta and the other parties released hereby, or any of them, of which at the time of the execution of this Agreement, he has no knowledge or suspicion, but he agrees and represents that this Agreement extends to all claims in any way based upon, connected with or related to the matters released herein, whether or not known, claimed or suspected by him.

         15. In order to comply with the provisions of the Older Workers' Benefit Protection Act, 29 U.S.C. Section 626(f), Executive


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may, at any time for seven (7) days following the date of execution of this
Agreement, revoke this Agreement by giving written notice as provided below. In such a case, this Agreement shall be deemed terminated, and of no force and effect. All notices to be given to Delta under this Agreement must be made in writing by certified or registered mail to: Delta Air Lines, Inc., General Office, 1030 Delta Boulevard, Atlanta, Georgia 30320, Attention: General Counsel; and to Executive at: 185 Inland Ridge Way, Atlanta, Georgia 30342.

         16. This Agreement shall be construed in accordance with the laws of the State of Georgia, without giving effect to the principles, policies or provisions thereof concerning conflict or choice of laws.

         17. As used in this Agreement, the masculine shall include the feminine or neuter gender, and the singular shall include the plural, whenever the context so indicates or requires.

         18. This Agreement shall be binding upon and inure to the benefit of Executive and his heirs, administrators, representatives, executors, and assigns. This Agreement shall be binding upon and inure to the benefit of Delta and its successors, and past, current and future fiduciaries, officers, directors, shareholders, administrators, agents, employees, and assigns.


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         19. This Agreement sets forth the complete and exclusive statement of the terms of the agreement between the parties hereto and fully supersedes any and all prior agreements between the parties hereto (oral or in writing) or understandings between the parties hereto pertaining to the subject matter hereof except for the Excess Benefit Agreement which shall remain in effect, except as modified by this Agreement.

        20. Except for the rights and obligations expressly provided by or arising under this Agreement, or under or pursuant to Delta sponsored or established benefits and plans, Delta hereby releases, acquits, withdraws, retracts and forever discharges any and all claims, manner of actions, causes of action, in law or in equity, suits, judgments, debts, liens, contracts, agreements, promises, liabilities, demands, damages, losses, costs, expenses or disputes, known or unknown, fixed or contingent, which it now has or may have hereafter, directly or indirectly, against Executive and his representatives and administrators, by reason of any act or omission of Executive known to Delta from the beginning of time to, and including, the date of execution of this Agreement. This release does not, however, include any facts, claims or matters unknown or undisclosed to Delta as of the Effective Date, but this release does include all known and disclosed claims, manner of actions, causes of action in law or in equity, suits, judgments, debts, liens, contracts, agreements, promises, liabilities, demands, damages, losses, costs, expenses or disputes, fixed or


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contingent, which arise under Title VII of the Civil Rights Act of 1964, as amended; The Age Discrimination in Employment Act of 1967, as amended; The Americans with Disabilities Act; The Rehabilitation Act of 1973, as amended; The Family and Medical Leave Act; 42 U.S.C. Sections 1981 through 1988; any other federal, state or local statute, ordinance and law respecting discriminatory hiring or employment practices or civil rights laws based on protected class status; common law claims for intentional or negligent infliction of emotional distress, defamation, negligent hiring, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, wrongful termination of employment, interference with prospective economic advantage, violation of civil rights and all other claims of every type or nature including any claims for attorneys' fees. The parties intend that this release shall discharge all claims against the released parties to the extent permitted by law.

         Executed at Atlanta, Georgia this 22nd day of December, 1997.



/s/ Jeffrey B. Stuart                /s/ Thomas J. Roeck, Jr.
---------------------------          ------------------------------------------
Witness                              Thomas J. Roeck, Jr.




         Executed at Atlanta, Georgia this 24th day of December, 1997.


                                          Delta Air Lines, Inc.



/s/ Leslie P. Klemperer               By: /s/ Leo F. Mullin
--------------------------                -------------------------------------
Witness                              Its: President and Chief Executive Officer


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